UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. )

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ATMEL CORPORATION

(Name of Registrant as Specified In Its Charter)

GEORGE PERLEGOS

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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The following press release was issued on May 10, 2007.

Investor Contacts:	Media Contacts:
MacKenzie Partners, Inc.	Sard Verbinnen & Co
Dan Burch/Larry Dennedy	Hugh Burns/Lesley Bogdanow: 212-687-8080
1-800-322-2885	Paul Kranhold/Andrew Cole: 415-618-8750

INDEPENDENT NOMINEES REJECT GLASS LEWIS ANALYSIS

Urge Shareholders to Elect Independent Nominees to Maximize Value and
Prevent Further Deterioration of Atmel’s Financial Performance

San Jose, Calif., May 10, 2007 – The Independent Nominees to the Board of Directors of Atmel Corporation (Nasdaq: ATML) (the “Independent Nominees”) today issued the following statement regarding a report by Glass, Lewis & Co:

“We respectfully disagree with the wait-and-see approach Glass Lewis & Co is taking regarding the Laub-Sugishita led team. We believe Atmel’s underlying financial position is rapidly deteriorating due to the failures of the incumbent board and management. Atmel needs real leadership and a real plan to increase shareholder value, which we will provide as independent directors. There is simply no time to waste.”

Although the Laub-Sugishita team would like shareholders to believe that Atmel’s first quarter results were positive, the facts are:

  Revenues continue to decline sequentially. For the third consecutive quarter under Laub and Sugishita’s leadership, revenues were lower, dropping another four percent from the fourth quarter of 2006.

  Cash generation has dropped approximately 79%. Atmel was generating an average of approximately $87 million per quarter from the fourth quarter of 2005 through the second quarter of 2006, even excluding the Grenoble facility and the proceeds from its sale. Cash generation during the fourth quarter of 2006 and first quarter of 2007, the first two full quarters since Laub and Sugishita took control, averaged just under $18 million per quarter.

  Atmel appears to be cutting prices to boost revenues and sacrificing long- term profitability. In an April 30, 2007 EE Times news article, Microchip CEO Steve Sanghi stated that Atmel is dramatically slashing product prices. Mr. Sanghisaid: “Atmel sells chips by the pound. Their competitors have walked away from accounts and they still take the price down 40 percent more. They are competing against themselves.”

The Nominees stated: “We believe Laub and Sugishita could have – and should have – provided more information on the current financial performance of the company as part of their recent announcement of first quarter revenues. Shareholders should be wary of a leadership team that believes a four percent sequential decline in revenue merits praise. Shareholders deserve to know the real story behind the numbers as they consider this important opportunity to vote on the leadership and direction of Atmel.”

Atmel shareholders can review the Independent Nominees’ plan, credentials and other important information at www.improveatmel.com or www.sec.gov.

* * *

This press release contains forward looking statements which are included solely for the purpose of illustrating how the nominees plan to increase shareholder value so that you can cast an informed vote at the May 18, 2007 Special Meeting of Shareholders. As you know, predictions of future results are inherently uncertain and future results may differ materially from those set forth in these forward looking statements. While these forward looking statements were prepared based on the best information available to George Perlegos and the nominees, they were not prepared with the benefit of access to the company’s books and records and the accuracy and completeness of financial and other information obtained from publicly available sources and used in preparing these forward looking statements has not been independently verified. As a result, there can be no assurance that the estimates and assumptions underlying these forward looking statements conform to the current state of affairs at the company, that the nominees, if elected and having the benefit of access to the company’s books and records, will not determine that the best interests of shareholders require that modifications be made to the implementation of their plan to increase shareholder value or that the results or performance of the company as a result of the implementation of the nominees’ plan to increase shareholder value, whether or not modified, will not differ materially from the forward looking statements contained in this press release.

This press release constitutes proxy solicitation material and is intended solely to inform shareholders so that they may cast an informed vote at the Special Meeting of Shareholders. Except as provided by the federal securities laws, this press release may not be relied upon or used for any other purpose, including for purposes of making an investment decision with respect to the company’s securities.

Permission to use the quote from the 4/30/07 EE Times news article contained in this letter ("CEO interview: Microchip's Steve Sanghi," by Mark LaPedus) has been neither sought nor granted.

Shareholders are advised to read the definitive proxy statement and other documents related to the solicitation of proxies filed by George Perlegos for use at the May 18, 2007 Special Meeting of Shareholders because they contain important information. The definitive proxy statement and a form of proxy have been mailed to shareholders of the company and, along with other relevant documents, are available at no charge at the Securities and Exchange Commission’s website at http://www.sec.gov or by contacting Mackenzie Partners, Inc. by telephone at (800) 322-2885 or by e-mail at proxy@mackenziepartners.com. Information relating to George Perlegos and the nominees, who are the participants in the proxy solicitation, is contained or referred to in the definitive proxy statement.